Exhibit 99.1

Dunkin' Brands Reports Third Quarter 2015 Results

Third quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 1.1%

•	Baskin-Robbins U.S. comparable store sales growth of 7.5%

•	Added 90 net new restaurants worldwide, including 68 net new Dunkin' Donuts in the U.S. which reflects the closing of 31 Speedway self-serve coffee stations

•	Revenues increased 8.9%

•	Diluted EPS decreased 7.7% to $0.48

•	Diluted adjusted EPS increased 6.1% to $0.52

CANTON, Mass. (October 22, 2015) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the third quarter ended September 26, 2015.
“Our overall financial performance in the third quarter, including the strong growth in our revenue, operating income and adjusted earnings per share, demonstrates the benefits and resiliency of our asset-light franchise business model, and the solid Dunkin’ Donuts U.S. net restaurant growth shows the continued demand for the brand.  While we were disappointed with our third quarter Dunkin’ Donuts U.S. comparable store sales, we remain on track to deliver our full-year targets, and we are working closely with our franchisees to regain transaction momentum through great products, exceptional guest service, and innovative marketing,” said Dunkin' Brands Chairman and Chief Executive Officer Nigel Travis.

"Dunkin' Brands is a business with tremendous long-term growth potential. At our recent investor day, we provided targets for our growth expectations for the next five years which included mid-to-high single digit revenue growth, 10 percent plus adjusted operating income growth and up to 15 percent adjusted earnings per share growth," said Paul Carbone, Chief Financial Officer, Dunkin' Brands Group, Inc.

THIRD QUARTER 2015 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	September 26, 2015	September 27, 2014	$ / #	%
Franchisee-reported sales[1]	$2,646.5	2,576.3	70.2	2.7%
Systemwide sales growth	2.8%	5.7%
Comparable store sales growth (decline):
DD U.S.[2]	1.1%	2.0%
BR U.S.[2]	7.5%	6.0%
DD International	0.8%	(2.9)%
BR International	(2.4)%	(1.5)%
Development data:
Consolidated global net POD development[3]	90	197	(107)	(54.3)%
DD global PODs at period end	11,568	11,123	445	4.0%
BR global PODs at period end	7,617	7,479	138	1.8%
Consolidated global PODs at period end	19,185	18,602	583	3.1%
Financial data:
Revenues	$209.8	192.6	17.2	8.9%
Operating income	99.8	92.5	7.3	7.9%
Operating income margin	47.5%	48.0%
Adjusted operating income[4]	$106.0	99.4	6.5	6.6%
Adjusted operating income margin[4]	50.5%	51.6%
Net income	$46.2	54.7	(8.5)	(15.5)%
Adjusted net income[4]	50.2	52.2	(2.0)	(3.8)%
Earnings per share:
Common–basic	0.49	0.52	(0.03)	(5.8)%
Common–diluted	0.48	0.52	(0.04)	(7.7)%
Diluted adjusted earnings per share[4]	0.52	0.49	0.03	6.1%
Weighted average number of common shares – diluted (in millions)	96.0	106.0	(9.9)	(9.4)%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe franchisee-reported sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
2 Comparable store sales growth for DD U.S. and BR U.S. for the three months ended September 27, 2014 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation, whereas previously reported figures included only those restaurants that were open at least 54 weeks (approximately 12 months). Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
3 Consolidated global net POD development reflects the previously-announced closing of 31 self-serve coffee stations within Speedway locations.
4 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the third quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 78 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the third quarter was driven by increased average ticket. Growth was driven by strong beverage sales, led by total coffee including iced coffee and espresso-based beverages, and frozen beverages, which was driven by the launch of blended beverages; and donut category growth driven by the REESE’S Peanut Butter Square and Pumpkin Cheesecake squares. The in-restaurant K-Cup and packaged coffee categories had a negative impact on third quarter comparable store sales. Traffic declined approximately 70 basis points in the quarter.

Baskin-Robbins U.S. comparable store sales growth was driven by increased sales of cups and cones, beverages, desserts, and sundaes and increased sales of cakes, stimulated by strong year-over-year growth of online cake ordering. Comparable store sales growth was driven primarily by traffic.
In the third quarter, Dunkin' Brands franchisees and licensees opened 90 net new restaurants around the globe. This included 68 net new Dunkin' Donuts U.S. locations, 40 net new Dunkin' Donuts International locations, 2 net closures for Baskin-Robbins U.S., and 16 net closures for Baskin-Robbins International. The Dunkin' Donuts U.S. net store growth number reflects the previously-announced closing of 31 self-serve coffee stations within Speedway locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 116 restaurants and Baskin-Robbins U.S. franchisees remodeled 32 restaurants during the quarter.
Revenues for the third quarter increased 8.9% compared to the prior year period due primarily to increased royalty income as a result of systemwide sales growth, an increase in sales at company-operated restaurants due to a net increase in the number of company-operated restaurants, increased sales of ice cream and other products, and licensing fees earned from the sale of Dunkin’ K-Cup® pods.
Operating income and adjusted operating income for the third quarter increased $7.3 million, or 7.9%, and $6.5 million, or 6.6%, respectively, from the prior year period primarily as a result of the increases in royalty income, ice cream margin due primarily to the increase in sales, and licensing fees earned from the sale of Dunkin’ K-Cup® pods. The increases in revenues were offset by an increase in general and administrative expenses driven primarily by an increase in personnel costs and bad debt expense.
Net income for the third quarter decreased by $8.5 million, or 15.5%, compared to the prior year period primarily as a result of additional interest expense of $8.1 million, driven by additional borrowings incurred in conjunction with the securitization refinancing transaction completed in January 2015, and an increase in income tax expense of $7.5 million as the prior year period was favorably impacted by the settlement of certain tax audits. These decreases were offset by the $7.3 million increase in operating income.
Adjusted net income for the third quarter decreased by $2.0 million, or 3.8%, compared to the third quarter of 2014 primarily as a result of increases in interest expense, offset by the $6.5 million increase in adjusted operating income.
Diluted earnings per share decreased by 7.7% to $0.48 for the third quarter of 2015 compared to the prior year period as a result of the decrease in net income, offset by a decrease in shares outstanding. Diluted adjusted earnings per share increased by 6.1% to $0.52 for the third quarter of 2015 compared to the prior year period as a result of the decrease in shares outstanding, offset by the decrease in adjusted net income. The decrease in shares outstanding from the prior year period is due primarily to the repurchase of shares, offset by the exercise of stock options.

THIRD QUARTER 2015 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	September 26, 2015	September 27, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth[1]	1.1%	2.0%
Systemwide sales growth	5.7%	7.0%
Franchisee-reported sales (in millions)[2]	$1,944.7	1,840.5	104.2	5.7%

Revenues:
Royalty income	$105,864	99,758	6,106	6.1%
Franchise fees	12,666	11,704	962	8.2%
Rental income	25,290	24,610	680	2.8%
Sales at company-operated restaurants	7,293	5,267	2,026	38.5%
Other revenues	3,257	1,612	1,645	102.0%
Total revenues	$154,370	142,951	11,419	8.0%

Segment profit	$112,932	106,242	6,690	6.3%

Points of distribution	8,308	7,941	367	4.6%
Gross openings	127	141	(14)	(9.9)%
Net openings	68	120	(52)	(43.3)%
1 Comparable store sales growth for the three months ended September 27, 2014 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation. Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
2 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
3 Net openings reflects the previously-announced closing of 31 self-serve coffee stations within Speedway locations.
Dunkin' Donuts U.S. third quarter revenues of $154.4 million represented an increase of 8.0% over the prior year period. The increase was primarily a result of increased royalty income due to an increase in systemwide sales, as well as an increase in sales at company-operated restaurants driven by a net increase in the number of company-operated restaurants. Also contributing to revenue growth were increases in other revenues, driven primarily by income recognized in connection with the termination of a lease, and franchise fees due primarily to favorable development mix.
Dunkin' Donuts U.S. segment profit in the third quarter increased $6.7 million over the prior year period to $112.9 million, which was driven primarily by growth in royalty income, other revenues, and franchise fees. The increases in revenues were offset by an increase in personnel costs and a decrease in other operating income as the prior year period included a gain recognized in connection with the sale of real estate.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	September 26, 2015	September 27, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	0.8%	(2.9)%
Systemwide sales growth (decline)	(5.0)%	4.3%
Franchisee-reported sales (in millions)[1]	$164.2	172.8	(8.6)	(5.0)%

Revenues:
Royalty income	$3,762	3,685	77	2.1%
Franchise fees	850	683	167	24.5%
Rental income	—	18	(18)	(100.0)%
Other revenues	14	(14)	28	n/m
Total revenues	$4,626	4,372	254	5.8%

Segment profit	$1,618	1,885	(267)	(14.2)%

Points of distribution	3,260	3,182	78	2.5%
Gross openings	104	88	16	18.2%
Net openings	40	10	30	300.0%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International third quarter systemwide sales decreased 5.0% from the prior year period. Sales declines in South Korea and South America were offset by sales growth in the Middle East and Asia. Sales in South Korea, South America, Asia, and Europe were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 7%. Comparable store sales growth was negatively impacted as a result of the MERS outbreak in South Korea.
Dunkin' Donuts International third quarter revenues of $4.6 million represented an increase of 5.8% over the prior year period. The increases in revenues were primarily a result of increased franchise fees due to additional gross development, as well as an increase in royalty income which was negatively impacted by unfavorable foreign exchange rates.
Segment profit for Dunkin' Donuts International decreased $0.3 million to $1.6 million in the third quarter primarily as a result of an increase in general and administrative expenses, offset by revenue growth. A portion of the increase in general and administrative expenses can be attributed to increased personnel costs and other investments in international markets.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	September 26, 2015	September 27, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth[1]	7.5%	6.0%
Systemwide sales growth	9.8%	5.9%
Franchisee-reported sales (in millions)[2]	$176.6	161.0	15.5	9.6%

Revenues:
Royalty income	$8,529	7,991	538	6.7%
Franchise fees	180	360	(180)	(50.0)%
Rental income	667	795	(128)	(16.1)%
Sales of ice cream and other products	206	1,177	(971)	(82.5)%
Other revenues	3,520	2,293	1,227	53.5%
Total revenues	$13,102	12,616	486	3.9%

Segment profit	$9,643	8,828	815	9.2%

Points of distribution	2,488	2,486	2	0.1%
Gross openings	18	21	(3)	(14.3)%
Net openings (closings)	(2)	6	(8)	n/m
1 Comparable store sales growth for the three months ended September 27, 2014 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation. Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
2 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. third quarter revenue increased 3.9% from the prior year period to $13.1 million due primarily to an increase in other revenues, driven by an increase in licensing income, and an increase in royalty income, offset by a decrease in sales of ice cream and other products. The fluctuations in licensing income and sales of ice cream and other products can be attributed to a shift in certain franchisees now purchasing ice cream from our third party ice cream manufacturer.
Segment profit for Baskin-Robbins U.S. increased $0.8 million in the third quarter, or 9.2%, over the prior year period primarily as a result of the increases in other revenues and royalty income, offset by an increase in general and administrative expenses due primarily to expenses incurred related to brand-building activities and increased personnel costs.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	September 26, 2015	September 27, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(2.4)%	(1.5)%
Systemwide sales growth (decline)	(10.2)%	0.7%
Franchisee-reported sales (in millions)[1]	$361.0	401.9	(40.9)	(10.2)%

Revenues:
Royalty income	$1,913	2,180	(267)	(12.2)%
Franchise fees	149	398	(249)	(62.6)%
Rental income	129	126	3	2.4%
Sales of ice cream and other products	28,790	26,166	2,624	10.0%
Other revenues	104	33	71	215.2%
Total revenues	$31,085	28,903	2,182	7.5%

Segment profit	$10,276	12,485	(2,209)	(17.7)%

Points of distribution	5,129	4,933	196	4.0%
Gross openings	110	116	(6)	(5.2)%
Net openings (closings)	(16)	61	(77)	n/m
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales decreased 10.2% in the third quarter compared to the prior year period driven by sales declines in Japan, South Korea, and Puerto Rico, offset by sales growth in the Middle East. Sales in Japan and South Korea were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 2%. Comparable store sales growth was negatively impacted as a result of the MERS outbreak in South Korea.
Baskin-Robbins International third quarter revenues increased 7.5% over the prior year period to $31.1 million due primarily to an increase in sales of ice cream and other products in the Middle East, offset by a decrease in royalty income, which was negatively impacted by unfavorable foreign exchange rates, and a decrease in franchise fees.
Third quarter segment profit decreased 17.7% from the prior year period to $10.3 million as a result of an increase in bad debt expense and a decrease in net income of equity method investments driven by unfavorable results from our Japan joint venture compared to the prior year period and the impact of unfavorable foreign exchange rates on net income of our South Korea and Japan joint ventures. Also contributing to the decrease in segment profit were the decreases in royalty income and franchise fees, offset by an increase in net margin on ice cream driven primarily by the increase in sales.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a fourth quarter cash dividend of $0.265 per share, payable on December 2, 2015 to shareholders of record as of the close of business on November 23, 2015.

•
During the third quarter, the Company repurchased approximately 126,000 shares of common stock in the open market at a weighted average cost per share of $48.79. The Company's shares outstanding as of September 26, 2015 were 95,163,689.

FISCAL YEAR 2015 TARGETS
As described below, the Company is reiterating and updating certain targets regarding its 2015 expectations.

•
The Company continues to expect Dunkin' Donuts U.S. comparable store sales growth of 1 to 3 percent. It now expects Baskin-Robbins U.S. comparable store sales growth of 3 to 5 percent (previously it expected 1 to 3 percent comparable store sales growth).

•
The Company continues to expect that Dunkin' Donuts U.S. will add between 410 and 440 net new restaurants, for greater than 5 percent net unit growth, and expects Baskin-Robbins U.S. will add between 5 and 10 net new restaurants. The Dunkin' Donuts U.S. net development target excludes the previously-announced closing of self-serve coffee stations within Speedway locations. The Company expects approximately 100 of these self-serve coffee stations to close between 2015 and 2016.

•
Internationally, the Company continues to target opening 200 to 300 net new restaurants across the two brands. It continues to expect net income of equity method investments to be approximately $13 million.

•	Globally, the Company continues to expect to open between 615 and 750 net new restaurants, excluding the closing of the self-serve coffee stations within Speedway locations.

•	The Company continues to expect revenue growth of between 6 and 8 percent; adjusted operating income growth of between 7 and 8 percent; and adjusted earnings per share of $1.87 to $1.91.
Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 56471885. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry;

changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as franchisee-reported sales, systemwide sales growth, and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe franchisee-reported sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-operated restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week. Previously, DD U.S. comparable store sales growth and BR U.S. comparable store sales growth were calculated including only sales from franchisee- and company-operated restaurants that had been open at least 54 weeks and that had reported sales in the current and comparable prior year week. The calculation of this operating measure was revised in the third quarter of 2015 to more accurately reflect sales growth at comparable stores by minimizing the impact of strong new store openings, particularly as we develop in newer markets. All prior year amounts have been revised to conform to the 78-week calculation. There was no financial statement impact from revising the calculation of this operating measure.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2015, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,500 Dunkin' Donuts restaurants and more than 7,600 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Revenues:
Franchise fees and royalty income	$133,913	126,759	380,381	355,738
Rental income	26,121	25,570	76,283	73,650
Sales of ice cream and other products(1)	29,554	27,617	88,032	88,678
Sales at company-operated restaurants	7,293	5,267	21,578	16,319
Other revenues(1)	12,926	7,427	40,862	21,111
Total revenues	209,807	192,640	607,136	555,496
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,686	13,258	40,921	39,830
Cost of ice cream and other products(1)	19,788	19,802	58,010	62,914
Company-operated restaurant expenses	7,697	5,505	22,312	16,772
General and administrative expenses, net(1)	61,433	56,039	187,622	171,765
Depreciation	5,177	4,960	15,278	14,803
Amortization of other intangible assets	6,161	6,333	18,542	19,122
Long-lived asset impairment charges	—	633	264	1,279
Total operating costs and expenses	113,942	106,530	342,949	326,485
Net income of equity method investments	4,059	5,366	10,957	12,514
Other operating income (expense), net	(161)	1,004	947	7,609
Operating income	99,763	92,480	276,091	249,134
Other income (expense), net:
Interest income	86	63	324	201
Interest expense	(24,786)	(16,680)	(72,045)	(51,444)
Loss on debt extinguishment and refinancing transactions	—	—	(20,554)	(13,735)
Other losses, net	(449)	(584)	(1,006)	(670)
Total other expense, net	(25,149)	(17,201)	(93,281)	(65,648)
Income before income taxes	74,614	75,279	182,810	183,486
Provision for income taxes	28,312	20,855	68,634	60,263
Net income including noncontrolling interests	46,302	54,424	114,176	123,223
Net income (loss) attributable to noncontrolling interests	86	(273)	11	(621)
Net income attributable to Dunkin’ Brands	$46,216	54,697	114,165	123,844

Earnings per share—basic	$0.49	0.52	1.18	1.17
Earnings per share—diluted	0.48	0.52	1.16	1.16
(1) Sales of products sold to Dunkin' Donuts International franchisees that have historically been included in other revenues are now included in sales of ice cream and other products. The related costs have historically been included in general and administrative expenses, net and are now included in cost of ice cream and other products. Sales and costs from these transactions were reclassified for all prior periods presented to conform to the current period presentation.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 26, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$324,530	208,080
Restricted cash	72,131	—
Accounts, notes, and other receivables, net	90,582	105,060
Other current assets	123,929	129,478
Total current assets	611,172	442,618
Property and equipment, net	187,272	182,061
Equity method investments	160,022	164,493
Goodwill and other intangible assets, net	2,299,522	2,317,167
Other assets	90,087	71,044
Total assets	$3,348,075	3,177,383
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$25,253	3,852
Accounts payable	14,728	13,814
Other current liabilities	285,476	337,853
Total current liabilities	325,457	355,519
Long-term debt, net	2,463,477	1,807,081
Deferred income taxes, net	522,838	540,339
Other long-term liabilities	102,094	99,494
Total long-term liabilities	3,088,409	2,446,914
Redeemable noncontrolling interests	—	6,991
Total stockholders’ equity (deficit)	(65,791)	367,959
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$3,348,075	3,177,383

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine months ended
	September 26, 2015	September 27, 2014

Net cash provided by operating activities	$83,237	115,851
Cash flows from investing activities:
Additions to property and equipment	(23,700)	(18,324)
Proceeds from sale of real estate and company-operated restaurants	1,948	14,354
Other, net	(3,270)	(1,734)
Net cash used in investing activities	(25,022)	(5,704)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,500,000	—
Repayment of long-term debt	(1,831,574)	(15,000)
Payment of deferred financing and other debt-related costs	(41,347)	(8,977)
Dividends paid on common stock	(76,013)	(72,756)
Repurchases of common stock, including accelerated share repurchase	(500,037)	(130,171)
Exercise of stock options	10,297	4,847
Change in restricted cash	(6,831)	—
Other, net	4,465	10,861
Net cash provided by (used in) financing activities	58,960	(211,196)
Effect of exchange rates on cash and cash equivalents	(725)	(219)
Increase (decrease) in cash and cash equivalents	116,450	(101,268)
Cash and cash equivalents, beginning of period	208,080	256,933
Cash and cash equivalents, end of period	$324,530	155,665

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Operating income	$99,763	92,480	276,091	249,134
Operating income margin	47.5%	48.0%	45.5%	44.8%
Adjustments:
Amortization of other intangible assets	$6,161	6,333	18,542	19,122
Long-lived asset impairment charges	—	633	264	1,279
Third-party product volume guarantee	—	—	—	(300)
Transaction-related costs(a)	36	—	317	—
Bertico and related litigation(b)	—	—	(2,753)	—
Settlement of Canadian pension plan(c)	—	—	4,075	—
Adjusted operating income	$105,960	99,446	296,536	269,235
Adjusted operating income margin	50.5%	51.6%	48.8%	48.5%

Net income attributable to Dunkin' Brands	$46,216	54,697	114,165	123,844
Adjustments:
Amortization of other intangible assets	6,161	6,333	18,542	19,122
Long-lived asset impairment charges	—	633	264	1,279
Third-party product volume guarantee	—	—	—	(300)
Transaction-related costs(a)	36	—	317	—
Bertico and related litigation(b)	—	—	(2,753)	—
Settlement of Canadian pension plan(c)	—	—	4,075	—
Loss on debt extinguishment and refinancing transactions	—	—	20,554	13,735
Tax impact of adjustments(d)	(2,479)	(2,786)	(16,400)	(13,534)
Tax impact of legal entity conversion(e)	246	—	246	—
Income tax audit settlements(f)	—	(6,717)	—	(6,717)
State tax apportionment(g)	—	—	—	514
Adjusted net income	$50,180	52,160	139,010	137,943

Adjusted net income	$50,180	52,160	139,010	137,943
Weighted average number of common shares – diluted	96,023,211	105,969,110	98,134,053	107,045,211
Diluted adjusted earnings per share	$0.52	0.49	1.42	1.29

(a) Represents non-capitalizable costs incurred as a result of the new securitized financing facility, which was completed in January 2015.
(b) Represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately C$16.4 million to approximately C$10.9 million, plus costs and interest.

(c) Represents costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
(d) Tax impact of adjustments calculated at a 40% effective tax rate.
(e) Represents the net tax impact of converting Dunkin' Brands Canada Ltd. to Dunkin' Brands Canada ULC.
(f) Represents income tax benefits resulting from the resolution of historical tax positions settled during the period.
(g) Represents tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to certain state jurisdictions.